UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            EMPS Research Corporation
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                                (Name of Issuer)

                     Common Stock, par value $.001 per share
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                         (Title of Class of Securities)

                                   268710 10 0
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                                 (CUSIP Number)

                                January 28, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No.  268710 10 0


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  1.  NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Neymar Finance Limited
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  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                     (b) [X]

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  3.  SEC USE ONLY


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  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands
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NUMBER OF                   5.      SOLE VOTING POWER    2,450,000
SHARES                     -----------------------------------------------------
BENEFICIALLY                6.       SHARED VOTING POWER
OWNED BY                   -----------------------------------------------------
EACH                        7.       SOLE DISPOSITIVE POWER   2,450,000
REPORTING                  -----------------------------------------------------
PERSON WITH                 8.       SHARED DISPOSITIVE POWER
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  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,450,000
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 10.  CHECK IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


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 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.4%
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 12.  TYPE OF REPORTING PERSON

         CO
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                                   Page 2 of 5

Item 1.   (a)      Name of Issuer:

                   EMPS Research Corporation

          (b)      Address of Issuer's Principal Executive Offices:

                   875 Donner Way, Unit 705
                   Salt Lake City, Utah 84108.


Item 2.   (a)      Names of Persons Filing:

                   Neymar Finance Limited

          (b)      Addresses of Principal Business Offices:

                   2381 East Sheridan Road
                   Park City, Utah 84098

          (c)      Citizenship:

                   British Virgin Islands Corporation

          (d)      Title of Class of Securities:

                   Common Stock $.001 par value per share

          (e)      CUSIP Number:

                   268710 10 0

Item 3.

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e) [ ] An investment adviser in accordance with Section
                 240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with
                 Section 240.13d- 1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with
                 Section 240.13d- 1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

                  2,450,000

         (b) Percent of class:

                  6.4%

         (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote:

                           2,450,000

                  (ii) Shared power to vote or to direct the vote:

                           Not applicable.

                  (iii) Sole power to dispose or the direct the disposition:

                           2,450,000

                  (iv) Shared power to dispose or the direct the disposition:

                           Not applicable.

Item 5. Ownership of 5% or Less of a Class:

         Not applicable.

Item 6. Ownership of More than 5% on Behalf of Another Person:

         Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

         Not applicable.

Item 8. Identification and Classification of Members of the Group:

         Not applicable.

Item 9. Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     Neymar Finance Limited



Date: February 7, 2005                               /s/ Timur Kunayev
                                                     -------------------------
                                                     Timur Kunayev, Director


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